Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Armada Hoffler Properties, Inc. 2013 Equity Incentive Plan of our reports dated March 25, 2013, with respect to (i) the statements of revenues and certain operating expenses of Bermuda Shopping Center, LLC; and (ii) the statements of revenues and certain operating expenses of BSE/AH Blacksburg Apartments, LLC included in its Registration Statement (Form S-11 File No. 333-187513) and related prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Richmond, Virginia

May 10, 2013